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PENN TREATY AMERICAN CORPORATION
3440 LEHIGH STREET
ALLENTOWN, PENNSYLVANIA 18103

December 24, 2002

Dear Shareholders and Noteholders:

        I am pleased to announce that you are able to participate in a Rights Offering by Penn Treaty American Corporation (the "Company"). Each holder of common stock, $.10 par value per share (the "Common Stock"), is receiving one right (each, a "Right") for every 973 shares of Common Stock held of record by such holder on November 25, 2002 (the "Record Date"). Holders of 6 1/4% convertible subordinated notes due 2003 (the "2003 Notes") or 6 1/4% convertible subordinated notes due 2008 (the "2008 Notes" and together with the 2003 Notes, the "Existing Notes") are receiving one Right for each $27,673 principal amount of 2003 Notes and $2,433 principal amount of 2008 Notes they owned of record on the Record Date. The number of Rights issued by the Company to each holder of Common Stock and to each holder of Existing Notes has been rounded up to the next higher whole number. Each Right entitles its holder to purchase one 6 1/4% convertible subordinated note due 2008 with a principal amount of $1,000 (each a "Note" and collectively, the "Notes") for a purchase price of $1,000 per Note. The number of Rights to which you are entitled is printed on the front of your Rights Certificate. Please see the enclosed Prospectus Supplement for more detailed information.

        The Rights Offering will enable holders of Common Stock and holders of Existing Notes to purchase additional Notes at any time prior to 5:00 p.m., Eastern time, on January 20, 2003 (the "Expiration Date"), unless the Expiration Date is extended by the Company to a date and time no later than 5:00 p.m., Eastern time on January 31, 2003. The Rights Offering will enable the Company to raise additional capital which we believe will benefit the Company, holders of its Common Stock and holders of the Existing Notes for the reasons set forth in detail in the Prospectus Supplement included with this letter.

        Although we do not expect a market for the Rights to develop, the Rights are freely transferable until the Expiration Date. Rights holders may purchase Notes under the Basic Subscription Privilege. Each Rights holder who exercises all of the Rights held by such holder pursuant to the Basic Subscription Privilege, subject to certain limitations and allotment, will also be able to acquire additional Notes, if available, by way of the Oversubscription Privilege described in the Prospectus Supplement.

        Enclosed for your review is a Rights Certificate, a Prospectus Supplement and related documents concerning the Rights Offering. Rights not exercised by the Expiration Date will expire and become worthless. We reserve the right to cancel or modify the terms of the Rights Offering. If the Rights Offering is cancelled, the Rights will not be exercisable and will be of no value. Any questions or requests for assistance should be directed to Georgeson Shareholder Communications, Inc., the Information Agent, at (866) 328-5442.

        To exercise rights, a Rights holder should execute and send the Rights Certificate and payment to Wells Fargo Bank Minnesota, N.A., the Subscription Agent, prior to the Expiration Date. If your Common Stock or Existing Notes are held in nominee or brokerage name, you are receiving this letter along with instructions from your broker or nominee advising you how you can participate in the Rights Offering.

        This letter does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. Please read the enclosed materials carefully.

Sincerely,
Cameron B. Waite Executive Vice President and Chief Financial Officer

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PENN TREATY AMERICAN CORPORATION 3440 LEHIGH STREET ALLENTOWN, PENNSYLVANIA 18103